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                                                                  EXHIBIT 10(g)




                            STOCK ISSUANCE AGREEMENT


         This Stock Issuance Agreement is entered into effective as of September 20, 1999, by and among Just Like Home, Inc., a Florida corporation (the "Corporation"), Jeffrey S. Russell, as Trustee of the Jacqueline D. Russell Irrevocable Trust u/a/d December 29, 1994; Jeffrey S. Russell, as Trustee of the Jeanne M. Desrosiers Irrevocable Trust u/a/d December 29, 1994; Jeffrey S. Russell, as Trustee of the David P. Desrosiers Irrevocable Trust u/a/d December 29, 1994; Jeffrey S. Russell, as Trustee of the John C. Desrosiers Irrevocable Trust u/a/d December 29, 1994; Jeffrey S. Russell, as Trustee of the Danielle Kanter Irrevocable Trust u/a/d December 29, 1994; Jeffrey S. Russell, as Trustee of the Caroline Daher Irrevocable Trust u/a/d December 31, 1994 (collectively, the "Trusts"), and Joann Desrosiers ("JD"). JD and the Trusts are collectively sometimes hereinafter referred to as the "Shareholders."

                                   BACKGROUND

         Initially, JD owned an aggregate of 75,000 shares of the common stock of the Corporation (the "Common Stock"), as evidenced by share certificate No. JLH 0036, and Whitaker's Landing, Inc. ("Whitaker's Landing") owned 139,000 shares of the Common Stock, as evidenced by share certificate JLH 0035. Subsequent to the initial issuance of the Common Stock, and in settlement of that certain litigation filed in the Circuit Court of the Twelfth Judicial District in and for Sarasota County, Florida, Case No. 96-1978-CA-01, the Corporation, the Shareholders, Just Like Home, Inc., a Nevada corporation, Community Assisted Living Centers, Inc., a Florida corporation, and Richard T. Conard and Elizabeth A. Conard (Richard T. Conard and Elizabeth A. Conard being referred to collectively as the "Conards") entered into a settlement agreement (the "Settlement Agreement").

         Pursuant to the terms of the Settlement Agreement, the Corporation granted to JD the option to purchase an additional 17,500 shares of Common Stock for a purchase price of $2.00 per share and granted to Whitaker's Landing an option to purchase an additional 32,500 shares of Common Stock for a purchase price of $2.00 per share (collectively, the "Additional Purchase"). In addition, pursuant to the terms of the Settlement Agreement, among other rights, the Shareholders had the right to sell to the Corporation and the Corporation had the obligation to purchase all shares of Common Stock owned by the Shareholders for $4.00 per share (the "Put").

         In January of 1999, Whitaker's Landing transferred its stock and its rights pursuant to the Settlement Agreement to the Trusts; however, this transaction has not yet been recorded on the books of the Corporation.

         The parties have agreed to extend the exercise period for the Shareholders to exercise the Additional Purchase and to exercise the Put. In lieu of exercising the Additional Purchase and the Put, the parties desire to enter into this Agreement.

         Now, therefore, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:




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                                     TERMS

         1. Issuance of Common Stock. On or before the Closing Date, the Corporation will issue to the Shareholders an aggregate of 2,686,678 shares of Common Stock of the Corporation, of which 940,324 shares of Common Stock shall be issued to Joann Desrosiers and 1,746,341 shares of Common Stock shall be issued to the Trusts.

         2. Cancellation of Common Stock. On the Closing Date, provided that the conditions of this Agreement have been fulfilled, including the Corporation issuing to the Shareholders the Common Stock as set forth in Section 1 of this Agreement, the shares of Common Stock owned by the Shareholders and represented by share certificate Nos. JLH 0035 and JLH 0036 shall be cancelled and the Shareholders shall have no further rights with respect to such Common Stock, nor shall the Shareholders have the right to exercise the Put or the Additional Purchase. The Shareholders will return certificates Nos. JLH 00035 and JLH 00036 to the Corporation's stock transfer agent for cancellation.

         3. Closing. The closing of the transactions contemplated by this Agreement shall take place on or before September 30, 1999 (the "Closing Date"), at a time mutually convenient to the parties, at the law offices of Abel, Band, Russell, Collier, Pitchford & Gordon, Chartered, 240 S. Pineapple Avenue, Sarasota, Florida 34236 (or at such other time or place as the parties shall mutually agree).

         4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida.

         5. Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two (4) or more counterparts, each of which shall constitute one and the same agreement. The facsimile signatures of any party hereto shall be deemed to be an original signature of such party, valid and effective for all purposes.

         6. Persons Bound. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Whenever required by the context, the singular number shall include the plural, the plural the singular, and the use of any gender shall include any other gender as appropriate in the context.

         7. Attorneys' Fees. The Corporation agrees to pay to the Shareholders on the Closing Date up to $2,000.00 for the attorneys' fees and expenses incurred by the Shareholders in connection with the negotiation and preparation of this Agreement. Notwithstanding the foregoing, if a dispute arises between the parties relative to the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and costs.

         8. Severability. If any term or provision of this Agreement shall be unlawful, then such term or provision shall be null and void, but the remainder of this Agreement shall remain in full force and effect.

         9. Other Provisions. Other than as specifically set forth in this Agreement, all other provisions of the Settlement Agreement and other agreements among the parties, are hereby acknowledged and affirmed, and all such other provisions shall remain in full force and effect.





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         In witness whereof, the parties to this Agreement have executed this
Agreement as of the date first above written.

                                  CORPORATION
                                  Just Like Home, Inc., a Florida corporation


                                  By: /s/ Robert C. Lohr, CEO
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                                  THE TRUSTS


                                  By: /s/ Jeffrey S. Russell, as trustee
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                                  JD


                                      /s/ Joann Desrosiers
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